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                                                                     Exhibit 3.1
                                                                     -----------

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF A SERIES OF
                                 PREFERRED STOCK

                                       OF

                       PATRIOT AMERICAN HOSPITALITY, INC.


                                  -------------


PATRIOT AMERICAN HOSPITALITY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, at a meeting duly held on December 20, 1998, adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a Series of Preferred Stock, which resolution is as follows:

                            See attached pages 2A-9A





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                         VOTE OF DIRECTORS ESTABLISHING
                    SERIES X JUNIOR PARTICIPATING CUMULATIVE
                                 PREFERRED STOCK

                                       of

                       PATRIOT AMERICAN HOSPITALITY, INC.

         Pursuant to Section 151 of the General Corporation Law of the State of
Delaware:

         VOTED, that pursuant to authority conferred upon and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of Patriot American Hospitality, Inc. (the "Corporation"), the Board of Directors hereby establishes and designates a series of Preferred Stock of the Corporation, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series X Junior Participating Cumulative Preferred Stock" (the "Series X Preferred Stock"), and the number of shares initially constituting such series shall be 2,500,000; provided, however, that if more than a total of 2,500,000 shares of Series X Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Shareholder Rights Agreement dated as of December 20, 1998, between the Corporation and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series X Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

         Section 2.  Dividends and Distributions.

         (A) (i) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series X Preferred Stock with respect to dividends, the holders of shares of Series X Preferred Stock, in preference to the holders of shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series X Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to

                                       2-A

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the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or shares of common stock, par value $.01 per share, of Wyndham International, Inc. (the "Wyndham Common Stock") or a subdivision of the outstanding shares of Common Stock or Wyndham Common Stock (by reclassification or otherwise)), declared on the Paired Shares (as hereinafter defined) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series X Preferred Stock. The multiple of cash and non-cash dividends declared on the Paired Shares to which holders of the Series X Preferred Stock are entitled, which shall be 1,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple." In the event the Corporation shall at any time after December 20, 1998 (the "Rights Declaration Date") (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series X Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         For purposes of this Certificate of Designations, the term "Paired Share" shall mean one share of Common Stock and one share of Wyndham Common Stock, paired and transferable and traded only in combination as a single unit. For purposes of this Section 2, so long as a share of Common Stock and a share of Wyndham Common Stock are paired and transferable and traded only in combination as a single unit, a dividend or distribution paid with respect to a Paired Share shall include those instances where a dividend or distribution is paid with respect to a share of Common Stock and/or a share of Wyndham Common Stock.

         (ii) Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series X Preferred Stock as provided in this paragraph (A) immediately after a dividend or distribution is declared on the Paired Shares (other than a dividend payable in shares of Common Stock or Wyndham Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Paired Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series X Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series X Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of

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such shares of Series X Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series X Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series X Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series X Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

         Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series X Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Series X Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of a share of Series X Preferred Stock is entitled to cast, which shall initially be 1,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series X Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein or by law, the holders of shares of Series X Preferred Stock and the holders of shares of Common Stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         (C) (i) Whenever, at any time or times, dividends payable on any shares of Series X Preferred Stock shall be in arrears in an amount equal to at least two full quarter dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series X Preferred Stock shall have the exclusive right, voting separately as a single

                                       4-A

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class, to elect two directors of the Corporation at a special meeting of shareholders of the Corporation or at the Corporation's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below. The number of votes that one share of Series X Preferred Stock shall entitle the holder thereof to cast in elections for such directors shall be equal to the Vote Multiple.

                  (ii) Upon the vesting of such right of the holders of shares of Series X Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series X Preferred Stock as hereinafter set forth. A special meeting of the shareholders of the Corporation then entitled to vote shall be called by the Chairman of the Board of Directors or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 15% of the shares of Series X Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of shareholders of the Corporation, the holders of the shares of Series X Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of Series X Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or proxy, and such two directors shall be elected by the vote of at least a majority of the shares of Series X Preferred Stock held by such shareholders present or represented at the meeting. Any director elected by holders of shares of Series X Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of shares of Series X Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of directors. After the holders of shares of Series X Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be further increased or decreased except by vote of the holders of shares of Series X Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series X Preferred Stock.

                  (iii) The right of the holders of shares of Series X Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series X Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the Series X Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Series X Preferred Stock pursuant to this Section shall terminate

                                       5-A

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immediately. Whenever the term of office of the directors elected by the holders of shares of Series X Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Series X Preferred Stock pursuant to this Section shall have expired, the maximum number of members of this Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation, irrespective of any increase made pursuant to the provisions of this Section.

         (D) Except as otherwise required by applicable law or as set forth herein, holders of Series X Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.  Certain Restrictions.

         (A) Whenever dividends or distributions payable on the Series X Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series X Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

         (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock;

         (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except dividends paid ratably on the Series X Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

         (iii) except as permitted in subsection 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series X Preferred Stock; or

         (iv) purchase or otherwise acquire for consideration any shares of Series X Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as

                                       6-A

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                  determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series X Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock unless, prior thereto, the holders of shares of Series X Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus (1) an amount per share equal to the 1,000 times the Wyndham Liquidation Preference (as hereinafter defined), plus (2) an amount equal to the greater of (A) $1,000.00 per share or (B) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except distributions made ratably on the Series X Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of Series X Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


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         For purposes of this Section 6, the term "Wyndham Liquidation
Preference" shall mean, as applicable, (i) in the event that Wyndham International, Inc. ("Wyndham") has previously been or is simultaneously being liquidated, dissolved or wound up, an amount per share of Series X Preferred Stock equal to the amount per share of Wyndham Common Stock which was or will be received by the holders of Wyndham Common Stock upon such liquidation, dissolution or winding up of Wyndham, or (ii) if Wyndham has not previously been or is not simultaneously liquidated, dissolved or wound up, an amount per share of Series X Preferred Stock equal to the then current value of a share of Wyndham Common Stock, without regard to the paired share structure of the Corporation and Wyndham, as such value shall be determined by a nationally recognized independent investment banker selected by the Board of Directors of the Corporation. In the event that Wyndham shall have previously been liquidated, dissolved or wound up, then interest shall accrue and the amount of any Wyndham Liquidation Preference shall be increased by the amount of such accrued interest. Such interest shall accrue at the applicable Federal rate (within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the date of such liquidation, dissolution or winding up) from the date or dates on which liquidating distributions on the shares of Wyndham Common Stock were paid, and such applicable Federal rate (i.e., long-term, mid-term or short-term) shall be based upon the length of time between such date or dates and the date or dates on which liquidating distributions on the shares of the Series X Preferred Stock are paid in connection with the liquidation, dissolution and winding up of the Corporation.

         Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series X Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series X Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series X Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were

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outstanding immediately prior to such event.

         Section 8. Redemption. The shares of Series X Preferred Stock shall not be redeemable.

         Section 9. Ranking. Unless otherwise expressly provided in the Certificate of Incorporation or a Certificate of Designations relating to any other series of preferred stock of the Corporation, the Series X Preferred Stock shall rank junior to every other series of the Corporation's preferred stock previously or hereafter authorized, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

         Section 10. Amendment. The Certificate of Incorporation and this Certificate of Designations shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series X Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series X Preferred Stock, voting separately as a class.

         Section 11. Fractional Shares. Series X Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series X Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000th) of a share or any integral multiple thereof.




















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         I, William W. Evans, III, President and Chief Operating Officer of the
Corporation, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 21st day of December, 1998.


                                                  /s/  William W. Evans, III
                                                  --------------------------
                                                 By:  William W. Evans, III
                                                 Title: President and Chief
                                                          Operating Officer